                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15/A
                                 Amendment No. 1


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                                Commission File Number 000-26569

                                  MB Tech, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    1700 Prospect Street, Sarasota, FL 34239
--------------------------------------------------------------------------------
   Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)   [_]
        Rule 12g-4(a)(1)(ii)  [_]           Rule 12h-3(b)(1)(ii)  [_]
        Rule 12g-4(a)(2)(i)   [_]           Rule 12h-3(b)(2)(i)   [_]
        Rule 12g-4(a)(2)(ii)  [_]           Rule 12h-3(b)(2)(ii)  [_]
                                            Rule 15d-6            [_]

Approximate number of holders of record as of the certification or notice date:
180

Explanatory Note: The purpose of this Amendment No. 1 is to withdraw, effective upon filing hereof, the Form 15 Certification/Notice filed by the Registrant previously on June 12, 2008 (File No. 000-51857) with respect to the securities identified. The Registrant will continue to submit required filings under the Securities Exchange Act of 1934, as amended.





Date: August 8th 2008                  By: /s/ Joseph Bartel
      ---------------                      -------------------------------------
                                           Director